Exhibit 10.34

April 4, 2007

Mr. Yoav M. Cohen
c/o Vision-Sciences, Inc.
40 Ramland Road, Suite 1
Orangeburg, New York 10962

Re:  Amendment to Employment Letter Agreement dated September 22, 2006

Dear Yoav:

The purpose of this letter (the “Amendment”) is to amend certain terms and conditions of that certain Letter Agreement dated September 22, 2006 (the “Original Letter Agreement”) by and between you and Vision-Sciences, Inc., a Delaware corporation (the “Company”).  Accordingly, the following are the amended terms and conditions of your employment with the Company which we have agreed upon:

Salary:	$205,000 per annum, payable in accordance with the Company’s normal payroll schedules.

Options:

In addition to the options previously granted to you pursuant to the Original Letter Agreement, you are entitled to receive an additional incentive stock option to purchase Three Hundred Fifty Thousand (350,000) shares of common stock of the Company, subject to approval of the Compensation Committee of the Board of Directors, at a purchase price equal to the closing market price on your effective date, with vesting as follows:

- 37,500 shares vesting on April 1, 2008
- 62,500 shares vesting on April 1, 2009
- 87,500 shares vesting on April 1, 2010
- 87,500 shares vesting on April 1, 2011
- 50,000 shares vesting on April 1, 2012
- 25,000 shares vesting on April 1, 2013

Severance:

If the Company terminates your employment without cause, you will be entitled to receive, as severance, an amount equal to three (3) months of your base salary then in effect on the date of termination (“Effective Base Salary”) for each year of your employment with the Company (“Severance Pay”); provided, however, that the Severance Pay shall not exceed an amount equal to twelve (12) months of the Effective Base Salary. The Severance Pay shall be payable in accordance with the Company’s normal payroll schedules, beginning on the first pay day following the date of termination of your employment with the Company.

Governing Law:	This Amendment will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

Integration:

From and after the date of this Amendment, the Original Letter Agreement and this Amendment shall be read as one agreement.  Except as set forth in this Amendment, all other terms and conditions of the Original Letter Agreement are not being modified or amended, and shall remain in full force and effect.

We hope that you find the foregoing terms and conditions acceptable. You may indicate your agreement with the terms and conditions set forth in this Amendment by signing the enclosed duplicate original of this Amendment.

We look forward to your continued employment with the Company

Very truly yours,

VISION-SCIENCES, INC.

By:	/s/ Ron Hadani
Name:	Ron Hadani
Title:	President and Chief
Executive Officer

ACCEPTED AND AGREED:

/s/ Yoav M. Cohen
Yoav M. Cohen

Dated:  April 4, 2007